EXHIBIT 23
                     CONSENT OF INDEPENDENT ACCOUNTANTS

             Consent of Independent Certified Public Accountants

We have issued our reports dated November 22, 2000, accompanying the consolidated financial statements and schedule included in the Annual Report of Datamarine International, Inc. and Subsidiaries on Form 10-KSB for the year ended September 30, 2000. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Datamarine International, Inc. and Subsidiaries on Forms S-8 (File No. 2-68937) pertaining to the Employee Stock Purchase Plan, on Form S-8 (File No. 33-45832) pertaining to the 1991 Stock Option Plan, and on Form S-8 (File No. 333-06927) pertaining to the 1995 Stock Option Plan for Non-employee Directors.


/s/ GRANT THORNTON LLP

Seattle, Washington
January 12, 2001